As filed with the Securities and Exchange Commission on October 4, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2209324 (I.R.S. Employer Identification No.)

11711 West 79th Street
Lenexa, Kansas 66214
(913) 307-1000
(Address of Principal Executive Offices) (Zip Code)

Mediware Information Systems, Inc.
2003 EQUITY INCENTIVE PLAN
(Full title of the plan)

George J. Barry
President and Chief Executive Officer
Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214
(Name and address of agent for service)

(913) 307-1000
(Telephone number, including area code, of agent for service)

Copies to:

Joel I. Frank, Esq.
Hartman & Craven LLP
488 Madison Avenue
New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1, 2)	Amount of registration fee
Common Stock, par value $.10 per share	500,000	$11.84	$5,920,000	$750.06

(1)  Represents the maximum number of shares of Common Stock issuable under the
Mediware Information Systems, Inc. 2003 Equity Incentive Plan.

(2)  Estimated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of Common Stock as reported on The Nasdaq Stock Market on September 29, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of Form S-8 will be included in a prospectus which will be distributed to participants in the Mediware Information Systems, Inc. 2003 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by the registrant, Mediware Information Systems, Inc., a New York corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

(1) The Company's registration statement on Form 8-A, filed on May 28, 1991, incorporating by reference the description of the Company's capital stock included in the Company's registration statement on Form S-18 (File No.
33-40411 filed on May 8, 1991;

(2) The Company's annual report on Form 10-K for the year ended June 30,
2004;

(3) The Company's current reports on Form 8-K filed on August 31, 2004 and
September 16, 2004.

All documents filed or subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom a copy of this registration statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Jill H. Suppes, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, Kansas 66214 (telephone (913) 307-1000).

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Restated Certificate of Incorporation and the By-Laws and the Business Corporation Law of the State of New York (the "BCL"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-Laws incorporated herein by reference, and the BCL.

Article TENTH of the Company's Restated Certificate of Incorporation and Article X of the Company's By-Laws provide that the Company shall indemnify to the fullest extent permitted by the BCL any person (an "indemnitee") made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an action by or in the right of the Company or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise (a "Proceeding"), which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, was a director or officer of the Company, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein.

The right of indemnification conferred by the Restated Certification of Incorporation and the By-Laws shall not be deemed exclusive of any other rights to which an indemnitee may be entitled, whether provided by law or contained in the Restated Certificate of Incorporation or By-Laws, or a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification or otherwise.

Article TENTH of the Restated Certificate of Incorporation and Article X of the By-Laws permits the maintenance of insurance in connection with claims for indemnification by indemnitees. Article X of the By-Laws further permits the entering into of contracts with indemnitees in furtherance of the indemnification provisions of the By-Laws and requires the advancement of expenses. Other provisions of Article X of the By-Laws contain procedures to be followed by indemnitees claiming indemnification and by the Company's representatives in determining an indemnitee's entitlement. The indemnification of officers and directors under Article TENTH of the Restated Certificate of Incorporation and Article X of the By-Laws is intended to be as extensive as is permitted under applicable law.

Sections 721-726 of the BCL provide authorization for broad indemnification of directors and officers by New York corporations. Section 721 of the BCL provides that rights granted to officers and directors pursuant to the BCL shall not be deemed exclusive of any other rights which a director or officer may have by specific corporate authorization, except that a corporation may not, by the certificate of incorporation or the by-laws, indemnify a director or officer for acts that were committed in bad faith, were the result of deliberate dishonesty or where the officer or director personally profited from his actions. A director or officer may, however, still be indemnified for such acts by separate contract or by other law. Section 722 of the BCL is the operative section of the statute that contains the broad grant of authority for corporations to indemnify directors and officers for losses and expenses, including attorneys' fees. Section 723 of the BCL provides that a person who has been successful in the defense of a civil or criminal action or proceeding as an officer or director of a corporation shall be entitled to indemnification even if indemnification was not specifically authorized by the corporation. Section 724 of the BCL provides that a person who is entitled to indemnification may seek such indemnification in court. Section 725 of the BCL provides that expenses which were advanced to a person in defending a civil or criminal action in connection with services performed as an officer and director shall be returned if it is ultimately determined that such person was not entitled to indemnification. Section 726 of the BCL provides that a corporation has the power to purchase and maintain insurance to cover claims for indemnification.

Item 7.  Exemption From Registration Claimed.

Not Applicable

Item 8. Exhibits.
Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit No. 4 to the Registration Statement on Form S-8 (File No. 333-7591)
4.2	Certificate of Amendment of the Certificate of Incorporation
4.3	By-Laws of the Company, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996
5	Opinion of Hartman & Craven LLP regarding the legality of the securities being registered
23.1	Consent of Hartman & Craven LLP to the filing of his opinion (included in Exhibit 5)
23.2

Consent of Eisner LLP to the incorporation by reference of their report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2004

24	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

              (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a) (1) (i) and (a) (1) (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on this 4th day of October, 2004.

MEDIWARE INFORMATION SYSTEMS, INC.
/s/ George J. Barry Name: George J. Barry Title: Chief Executive Officer, President and Director

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George J. Barry and Jill H. Supppes, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
/s/ George J. Barry George J. Barry	President, Chief Executive Officer & Director (Principal Executive Officer)	October 4, 2004
/s/ Jill H. Suppes Jill H. Suppes	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 4, 2004
/s/ Lawrence Auriana Lawrence Auriana	Chairman of the Board	October 4, 2004
/s/ Jonathan H. Churchill Jonathan H. Churchill	Director	October 4, 2004
/s/ Roger Clark Roger Clark	Director	October 4, 2004
Joseph Delario	Director	October __, 2004
/s/ Philip Coelho Philip Coelho	Director	October 4, 2004
/s/ John Gorman, M.D. John Gorman, M.D.	Director	October 4, 2004
Walter Kowsh, Jr.	Director	October __, 2004
/s/ Robert F. Sanville Robert F. Sanville	Director	October 4, 2004
/s/ Hans P. Utsch Hans P. Utsch	Director	October 4, 2004
/s/ Clinton G. Weiman, M.D. Clinton G. Weiman, M.D.	Director	October 4, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.2	Certificate of Amendment of the Certificate of Incorporation
5	Opinion of Hartman & Craven LLP regarding the legality of the securities being registered
23.1	Consent of Hartman & Craven LLP to the filing of his opinion (included in Exhibit 5)
23.2

Consent of Eisner LLP to the incorporation by reference of their report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2004

24	Power of Attorney (included on the signature page of this Registration Statement)

Exhibit 4.2

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

MEDIWARE INFORMATION SYSTEMS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

            It is hereby certified that:

            FIRST: The name of the corporation is Mediware Information Systems, Inc. The name under which the corporation was formed is Binary Systems, Inc.

            SECOND: The certificate of incorporation of the corporation was filed by the Department of State on January 22, 1970.

            THIRD: The amendment of the certificate of incorporation of the corporation effected by this certificate of amendment is as follows:

To increase the authorized number of shares of the corporation's common stock, par value $.10 per share, from 12,000,000 shares to 25,000,000 shares.

            FOURTH: To accomplish the foregoing amendment, Article SIXTH of the certificate of incorporation of the corporation, relating to the authorized classes of stock of the corporation, is hereby amended to read as follows:

    "SIXTH: The Corporation shall have the authority to issue 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Shares"), and 25,000,000 shares of Common Stock, par value $.10 per share. The Preferred Shares may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All Preferred Shares shall be identical except that the Board of Directors of the Corporation is granted the authority to fix, subject to the provisions herein set forth, before the issuance of any shares of a series, the number of shares to be included in such series, the dividends payable on the shares of such series, the redemption price of the shares of such series, if any, and the terms and conditions of such redemption, the terms and conditions under which the shares of such series are convertible, if they are convertible, and other rights, preferences and limitations pertaining to such series."

            FIFTH: The foregoing amendment of the certificate of incorporation of the corporation was authorized at a meeting of the members of the Board of Directors of the corporation, followed by the authorization at a meeting of the shareholders of the corporation by the affirmative vote of 96.6% of the votes cast on the said amendment of the certificate of incorporation.

            IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated: December 8, 2003

/s/ George J. Barry George J. Barry President and Chief Executive Officer

Exhibit 5

Hartman & Craven LLP
488 Madison Avenue
New York, NY 10022

October 4, 2004

Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

          Mediware Information Systems, Inc., a New York corporation (the "Company"), is registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-8 (the "Registration Statement"), up to 500,000 shares (the "Shares") of Common Stock of the Company, par value $0.10 per share ("Common Stock"). The Shares have been reserved for issuance upon exercise of stock options and awards that have been granted under the Company's 2003 Equity Incentive Plan (the "Plan").

          Hartman & Craven LLP act as Counsel to the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (b) the Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Restated Certificate of Incorporation of the Company, as presently in effect, (e) the By-Laws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plan (collectively, the "Board Resolutions") and (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, we have assumed that (i) the certificates representing the Shares under the Plan will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us and (ii) prior to the issuance of any Shares under the Plan, the Company and the relevant optionee will have duly entered into stock option or similar agreements ("Agreements") in accordance with the Board Resolutions and the Plan, as the case may be.

          Based upon and subject to the foregoing, we are of the opinion that the Shares under the Plan have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,
Hartman & Craven LLP By: /s/ Joel I. Frank Joel I. Frank a partner of the firm

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Mediware Information Systems, Inc. 2003 Equity Incentive Plan of our report dated August 6, 2004 (with respect to Note 6 and Note 16, August 20, 2004) on our audits of the consolidated financial statements as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004, which is included in the Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ Eisner LLP

New York, New York
September 29, 2004